EXHIBIT 10.6

SECOND MICRODEL AGREEMENT OF JUNE 2009

Pre-offering Agreement – Baby’s Breath – Microdel
This agreement is not binding until signed by all parties

Document of Principles
Made and executed in Tel Aviv on June 24, 2009

Between:                         Baby’s Breath, Ltd.
Company No. 51307694 (hereinafter, “The Company”)
Of 4 Hahadas Street, P.O. Box 42, Orr Akiva
(Hereinafter, “The Company”)
The first party;
And between:                         Microdel, Ltd.
Company No. 513577874 (hereinafter, “Microdel”)
Of 2 Ben-Gurion Street, Ramat Gan
(Hereinafter, “Microdel”)
The second party;

Whereas

(A)	An agreement for investing in the Company was signed between the parties on April 1, 2007 (hereinafter “the Primary Agreement”);

(B)
And Microdel is in the midst of actions the purpose of which is to raise funds for the Company, primarily by establishing a new company in the USA (hereinafter, “the Offered Company”), which will own all of the Company’s share capital (the shareholders of the Offered Company were, on the eve of the stock issue, identical to the shareholders in the Company on the eve of the stock issue) and whose shares will be registered for trading “over the counter” on the NASDAQ exchange in the United States where the source of the vast majority of the issue funds shall be from institutional entities in the USA which will invest sums of money in the Offered Company of at least USD 3 million according to a company value, prior to the money, of USD 12 million (hereinafter, “the Offering”), and which will be used to enable the Company to continue with its ongoing activities;

(C)
And the parties are interested in setting forth in writing their agreement in principle regarding the Offering process, its financing, and the significance derived therefrom following its success or in the event, God forbid, of its failure.

Therefore the parties have agreed and stipulated as follows:

1.	The preamble to this agreement shall constitute an integral part thereof.

2.	Total Investment by Microdel in the Company

The Parties hereby agree that the total monies (in money and monetary equivalent) that Microdel shall invest in the Company, as of the date upon which this Agreement is signed, shall be the sum of USD 314,000 (hereinafter, “Microdel’s Investment Sum”).  Microdel’s Investment Sum includes USD 100,000 for moulds whose production was funded by Microdel and which are located overseas.  Microdel undertakes to see to it that the Company is provided with undamaged and usable moulds within 90 days of the signing of this contract, pursuant to which the investment sum of USD 100,000 shall be credited to Microdel.  In the event the moulds referred to in the Primary Agreement shall arrive from overseas damaged, or fail to arrive by the date noted above, then the sum of USD 100,000 shall be deducted from Microdel’s Investment Sum and the number of unconditional shares, as described below, to which Microdel would be entitled to receive in the Company and in the Offered Company (in the event the Offering is successful) shall be reduced accordingly.  In any event the number of unconditional shares according to this paragraph shall be updated prior to the actual Offering.

3.	Microdel’s Shares in the Company

3.1.
In exchange for Microdel’s Investment Sum in the Company, Microdel shall be entitled to a number of shares of stock such that, according to the Primary Agreement, it shall be entitled to 1,878 ordinary shares in the Company, following the formulation of the Company’s Articles of Incorporation and once all the Company’s shares have become ordinary shares with equal rights according to the resolution to equalize the share rights, as described below in section 6.1.1.  Since Microdel has undertaken to assume all of the Offering expenses (except for the Company’s conditional participation sum, as understood below), 1,503 ordinary shares shall be deducted in advance from this number of shares, which reflects an investment in the Company of USD 150,000 based on a company value of USD 4.5 million, shares that are to be allocated to the private investors as this is understood below; such that Microdel shall receive an allocation from the Company, subject to the provisions of section 2 above, of 75 ordinary shares (hereinafter, “the Unconditional Shares”).

3.2.
If the Offering is successful the Company hereby agrees to allocate to Microdel 9,166 additional shares in the Company (hereinafter, “the Conditional Shares”), the quantity of which shall be calculated according to the principles of the Primary Agreement.  The Conditional Shares shall be allocated in fact following a process to equalize the rights of the Company’s shares, as described below, and shall be held in trust by Adv. Yaniv Shekel (hereinafter, “the Trustee”).  The number of Conditional Shares shall also include an investment in the amount of USD 10,000 per month (for the period between April 2009 and the end of November 2009, that is, the sum of USD 80,000), which Microdel has undertaken to invest in the Company for its current activity as stated below in section 8.  The Parties hereby give irrevocable instructions to the Trustee to act as follows with regard to the Conditional Shares:

3.2.1.	Should the Offering succeed – The Trustee shall transfer the Conditional Shares to Microdel.

3.2.2.
Should the Offering fail – The Trustee shall transfer the Conditional Shares to the Company’s current shareholders (at the time this contract is signed, except for Microdel) in exchange for NIS 0.01 per share, in accordance with the relative share of the current shareholders in the Company’s shares, such that this share shall be calculated among the present shareholders (except for Microdel), among themselves.

3.2.3.
For the purpose of above the “Success of the Offering” means – Fulfillment of all conditions below as of the final date, as understood below – establishment of the Offered Company, raising of funds for the Offered Company of at least USD 3 million (but not to exceed USD 5 million with a company value, prior to the funding, of USD 12 million) and registration of the shares of the Offered Company for trading over the counter on the NASDAQ exchange in the USA, where the source of the vast majority of the issue funds shall be from institutional entities in the USA which will invest sums of money in the Offered Company

“Failure of the Offering” means – Non-fulfillment of all of the components of the “Success of the Offering” by the final date.  It is hereby clarified that fulfillment of some of the conditions for the Success of the Offering shall be considered as Failure of the Offering.

“Current Shareholders” means – Assaf Halamish, Dr. Israel Amirav, Dr. Michael Neuhaus, Prof. David Grusher, GPI Granot Project Development, Ltd., Life Support, Ltd., Ramport, Ltd.

3.2.4.
Microdel shall not be entitled to request any relief against the Trustee, including neither an order to act nor an order to desist from acting, and Microdel undertakes not to petition the courts with a motion and/or an appeal seeking to prevent the transfer of the Conditional Shares from the Trustee to the Current Shareholders in the event of the Failure of the Offering.  Furthermore, and without derogating from the generality of the above, Microdel shall not be entitled to prevent the transfer of the Conditional Shares from the Trustee to the Current Shareholders for any reason whatsoever, including a claim against the Current Shareholders and/or against the Company and/or its officers, and in any event of a Failure of the Offering, whatever the reason and whoever may be at fault, the Conditional Shares shall be transferred to the Current Shareholders as stated above without Microdel having any dispute and/or claim in this regard towards the Company, its shareholders, its managers and officers.

3.2.5.
Voting rights of holders of the Conditional Shares – Notwithstanding the provisions contained in the Company’s Articles of Incorporation, it is hereby agreed that during the interim period (that is, the period until the final date, as understood below), in any case where a vote is needed by virtue of the Conditional Shares at a general meeting of shareholders, the Trustee shall vote by virtue thereof provided the Conditional Shares are held by him, in accordance with a document signed by holders of most of the shares held by the Current Shareholders (except for Microdel), (hereinafter, “Voting Order”), and the parties hereby irrevocably instruct the Trustee to vote by virtue of the Conditional Shares in accordance with the Voting Order that shall be given as stated.  During the interim period, and provided the Conditional Shares as held by the Trustee shall not endow him the right to appoint a director to the Company’s board of directors.  Only after the Conditional Shares have been transferred to Microdel (following the Success of the Offering) or to the Current Shareholders (following the Failure of the Offering) as relevant, shall the holders of the Conditional Shares enjoy all of the rights endowed to those shareholders according to the Company’s Articles of Incorporation.

3.2.6.
Should the Offered Company be established, the Trustee shall hold in trust that quantity of Conditional Shares in the Offered Company, and all of the provisions above and below shall also apply, mutatis mutandis, to the Conditional Shares in the Offered Company.

3.2.7.
In any event, should the Trustee fail to act in accordance with the above the Company shall be entitled, without derogating from any other relief that may be available to the Current Shareholders, to forfeit the Conditional Shares and turn them into deferred shares without rights; and Microdel hereby gives its irrevocable consent to this procedure should the Company’s board of directors and Current Shareholders decide, by a majority, to take such measures.  It is hereby agreed that Microdel and its board of directors, as relevant, shall be prohibited from voting at the general meeting and at the Company’s board of directors regarding any decision that relates to the forfeiture of the Conditional Shares or their being turned into deferred shares.

3.2.8.	A table of Company shares that includes the Unconditional Shares and the Conditional Shares is attached to this Agreement as “Appendix 3.2.8” and is an integral part thereof.

3.3.
It is hereby agreed by the Parties that in the event of the Success of the Offering such that the Company’s issued shares are released to Microdel, and in the event that Microdel’s actions according to this Agreement shall be subject to VAT (paying attention to the nature of Microdel’s activities and the residence of the Offered Company), the Company shall indemnify Microdel pursuant to the said VAT from the Offering monies, provided that the Company shall be entitled to a reimbursement for Input Tax from the VAT Authorities in a manner that does not cause a monetary loss and in such a manner that the Company shall not have to pay this amount using any interim funding whatsoever.

4.	Time Table

The Company, through Microdel, shall act to the best of its ability to ensure that the Offering comes about by no later than November 31, 2009 (hereinafter, “the Final Date”).  If the Offering is not completed by the Final Date and the Company’s shares are not registered for trade by the Final Date, but the American attorney whose services are being used for the purpose of the Offering shall affirm in writing, prior to the Final Date, that there is significant progress being made to promote the Offering and that he needs a bit more time, not to exceed two months, in order to complete the process while noting in his letter that it is almost certain that the Offering shall be completed within that period of time, then the Company shall agree to extend the Final Date for additional period of up to two months, provided that Microdel shall continue to fund the Company’s current activity as stated in section 7 below.  In the event of an extension as stated, the Final Date shall occur at the end of the extended period which shall be, in any event, not later than January 30, 2010.  The board of directors shall be permitted, but not required, to extend the Final Date beyond January 30, 2010, provided that the decision pursuant to extending the Final Date beyond January 30, 2010 is passed with a majority of 85% of the votes cast by the Company’s board of directors, wherein the directors appointed by Microdel shall be excluded from voting on this matter.  Failure to extend the Final Date shall not be considered, in any case, as an unreasonable decision and/or for unreasonable cause, and the failure to pass this decision shall not entitle Microdel and/or any other entity (including the private investors, the consultant, the employees and service providers who were hired ahead of the Offering) to any compensation whatsoever.  Should the Company not decide to extend the Final Date beyond November 30, 2009, then the Company undertakes not to use the services of the present offering consultant for a period of 9 months from the Final Date, unless it has received authorization for this from Microdel.

5.	Offering Expenses

5.1.
Microdel undertakes to assume all of the Offering expenses, without exceptions.  Notwithstanding the above, following the Success of the Offering the Company shall assume the expenses that are conditioned upon the Success of the Offering, as understood below.

5.2.
Since, when calculating the number of Unconditional Shares, all of the Offering expenses were taken into account, including expenses for consultants, attorneys, accountants, underwriters and other entities involved in the Offering process (and including expenses not in cash but through the offering of additional shares to entities involved in the Offering process and including costs for personnel the Company shall hire or did hire for its current activity until the date of Offering in the amount of USD 150,000), then these expenses shall be paid by the Company provided that Microdel made sure that these monies were deposited, before assuming any undertaking towards these service providers, in a special account to be opened by the Company for this purpose and which shall be entirely dedicated to making these payments and for the purpose of continuing to finance the Company’s activities as specified in section 8 below (hereinafter, “the Special Account”).  It is hereby clarified that the Company shall not assume the Offering expenses in amounts that exceed those deposited for this purpose in the Special Account; and in any case where the Company shall assume any undertaking towards a third party at Microdel’s request, then Microdel shall indemnify the Company pursuant to any sum the Company shall be required to pay by virtue of this undertaking beyond the sums held in the Special Account.

5.3.
It is hereby agreed by the Parties that payment of the Offering expenses as described in section 5.1 above shall be executed only from different monies received from private investors and/or from Microdel prior to the Offering (provided that the sums received from private investors [as defined below] and from Microdel prior to the Offering shall be deposited into the Special Account).  If the monies from the private investors are insufficient to pay the said expenses, Microdel shall assume the expenses without the Company being required to reimburse these amounts, whether the Offering takes place or not for any reason whatsoever, and without these expenses being considered as Microdel’s investment in the Company and without Microdel being entitled to receive pursuant thereto holdings in the Company and/or rights and/or benefits of any kind.  Regardless of the above – if, following payment of the Offering expenses and any other payment that Microdel has undertaken to pay according to this contact, there remain any monies in the Special Account after the Offering and following payment of all the payments involved in the Offering procedure and provided that the Offering was successful – these monies shall revert to Microdel.

5.4.
Since certain expenses pursuant to the Offering must be paid from the Company’s account and against the Company’s undertaking to pay them (for example, the American attorney Microdel selected to lead the offering process, payment of fees related to the Offering, and so on), and therefore the number of Unconditional Shares was reduced accordingly as if Microdel had assumed these expenses (up to the sum of USD 150,000) – it is hereby agreed that the Company shall undertake to make these payments only on condition that the undertaking monies are deposited beforehand by Microdel or by the private investors, as defined below, in the Special Account.  Up until the Final Date, Microdel’s representative shall have the right to sign on the Special Account together with the Company’s authorized signatories (as a second signature).  Following the determining date this signatory right shall become void and in the event of the Failure of the Offering the Company shall be entitled to use the monies in the Special Account for its own purposes, as it shall see fit, unless the provisions as stated in section 13.1 and/or 13.2 shall apply.  Should the Offering be successful and all debts to third parties pursuant to the Offering process are paid, the balance of the monies in the Special Account shall revert to Microdel, as stated in section 5.3 above.

5.5.
Since it might become necessary to open an account in the USA on behalf of the Offered Company for the purpose of the Offering and to receive the Offering monies, should the opening of such an account be required the account shall be opened such that the signature rights therein shall be the same as those of the Special Account, as specified in section 5.4 above.  Should the Offering be successful the signature rights to the said account shall be changed such that they shall be similar to the signature rights as determined by the Offered Company.

5.6.
In the event the Company undertakes, at Microdel’s request, contractual obligations for payments connected with the Offering (and shall do so only provided the undertaking monies are deposited beforehand by Microdel in the Special Account), and should these undertakings exceed the sums that were planned between the parties and which served as a basis for calculating the number of Unconditional Shares (or if the monies in the Special Account shall be insufficient to pay these undertakings), then Microdel undertakes to pay the Company any amount the Company will be required to pay as stated, immediately upon the Company’s request, unless the Offering is successful, and up to a sum that shall not exceed USD 80,000 to be paid, out of monies received as a result of the Offering, to various service providers the payment of which is contingent upon the Success of the Offering and which shall be paid by the Company out of the Offering monies and not from the monies in the Special Account; in the event of the Success of the Offering (hereinafter, “Participation Sum Contingent Upon the Success of the Offering”).  For this purpose, the “Success of the Offering” shall have the meaning ascribed in section 3.2.3 above.  It is clarified that the Participation Sum Contingent Upon the Success of the Offering shall be paid by the Company only if the Offering is successful, and not under any other circumstances.

6.	Allocation of Company Shares and Changing the Articles of Incorporation

6.1.
As a precondition for the Offering process, the minimum number of shareholders in the Company prior to the Offering must be 40 shareholders, and the Company’s shares must be uniform and with equal rights.  As part of the Offering process, in order to “vet” the Company ahead of the Offering and so as to enable the Company to pay some of the payments pursuant to the Offering that must be paid from the Company account, Microdel “enlisted” and is expected to enlist, several private investors, each one providing several thousand dollars, who have agreed to invest sums of money in the Company (hereinafter, “the Private Investors”) for a total sum of about USD 150,000 (hereinafter, “the Investment Sum of the Private Investors”).  For this purpose the Parties have agreed as follows:

6.1.1.
Immediately upon the signing of this agreement the Company shall adopt a special resolution to change its Articles of Incorporation and to turn all of the Company’s shares into ordinary shares with equal rights (hereinafter, “the Resolution to Equalize the Share Rights”) and the Special Resolution shall include a provision to change Article 32(a) of the Company’s Articles of Incorporation dealing with the shareholders’ right to refuse to purchase the shares of another member, such that this right shall obligate every shareholder to first offer his shares to those holding at least 5% of the Company’s allocated capital such that the “offerees” according to this provision shall only be those holding at least 5% of the Company’s allocated capital.  Microdel knows that the said resolution is a special decision whose adoption requires a qualified majority at a general meeting of the Company’s shareholders.  Immediately upon signing this contract the Company’s board of directors shall convene a general meeting of shareholders, whose agenda shall include the adoption of the said Special Resolution.

6.1.2.
Immediately following the adoption of the said Resolution to Equalize the Share Rights, if adopted, Microdel shall instruct the Company, in writing, to allocate to each one of the Private Investors a quantity of Company shares in exchange for the investment sum that shall be indicated in Microdel’s written instruction, provided that the sum of all the shares allocated to the Private Investors against the investment of USD 150,000 shall not exceed the number of shares deducted from Microdel in order to calculate the number of Unconditional Shares.  It is hereby clarified and agreed that shares allocated to the Private Investors against the Investment Sum of the Private Investors shall be deducted in advance from the number of Unconditional Shares such that the number of Unconditional Shares shall be calculated according to the shares that were expected to be allocated to the Private Investors.  It is agreed that since the monies from the Private Investors were designated, among other things, to help finance the various Offering costs, then:  (1) All of the investment monies from the Private Investors shall be placed into the Special Account;  (2) An investment agreement shall be signed with every Private Investor, the uniform wording of which shall be acceptable to the Company;  (3) At least 66% of the number of Private Investors, as part of the investment agreement with them, shall sign an irrevocable power of attorney authorizing the other shareholders as their proxy to vote at the Company shareholders’ meeting (such that all of the Private Investors together shall be represented by no more than 10 representatives, including the investors themselves); and instructions to the Company to invite to the shareholders meetings the proxy, and that the proxy’s address shall be considered as the investor’s address.  The power of attorney shall be valid until the Offering, and even afterwards in the event of the Failure of the Offering, so long as the Private Investors and/or their transferees are shareholders in the Company.  If the Offering is successful the private investors shall be entitled to rescind the power of attorney.

6.1.3.
Before adopting the Resolution to Equalize the Share Rights, an agreement shall be signed between all of the Current Shareholders in the Company, including Microdel, arranging the manner in which future dividend payments shall be divided among the Current Shareholders and which will coordinate, insofar as this is possible, their rights in Company class A and class B shares.  The agreement shall include, inter alia, instructions according to which the entire Company and/or its shareholders shall not be permitted to force upon a Current Shareholder (as defined in section 3.2.3 above) an order, according to which he would be subject to a contractual lock-up period on his shares beyond the lock-up period required by American law and by virtue of provisions of the Israeli income tax ordinance; and that all of the shares of every Current Shareholder in the Offered Company shall enjoy the same “registration rights” as those enjoyed by the shares allocated to the institutional investors and the shareholders to whom Company shares were allocated as part of the Offering.

6.1.4.
Furthermore, the agreement between the shareholders noted above shall include an order according to which the Current Shareholders, with the exception of Microdel, shall be obligated towards GPI Project Development, Ltd. (hereinafter, “the Incubator”) as follows:

(1)
Insofar as a restriction applies on registering the Incubator’s shares for trading and/or their sale (similar to the lock-up period under American law) following the Offering (should this occur), then the Incubator’s shares shall be registered for trade at the first opportunity in which the Company shares of the other shareholders are registered following the termination of the said restriction.

(2)
Notwithstanding the provisions of section (1) above, the Current Shareholders (except for Microdel) shall undertake towards the Incubator that so long as there is a restriction on the number of shares that can be registered for trade as part of the Offering so that not all of the Current Shareholders can be registered for trade, then the Current Shareholders (except for Microdel) shall waive their right to register their relative portion of their shares for trading and will allow the Incubator to register all of its shares for trading before they register their own shares for trading.  The waiver by the Current Shareholders (except for Microdel) among themselves shall be relative to the percentage of the holdings of the Current Shareholders (except for Microdel and the Incubator).

(3)
Should a restriction apply in accordance with Israeli tax laws regarding the sale of the shares of the Current Shareholders (that is, a lock-up period that prevents them from selling their shares) and it isn’t possible to be released from this restriction in exchange for payment of the tax the Incubator shall be obligated to pay; or in the event the Israeli tax authority demands that each of the Current Shareholders shall be subject to restrictions it may impose as part of the “early approval” process, without exception and without enabling the Incubator to be “released” from this demand (even at the “cost” of its paying the tax, a demand to which the Incubator agrees); then, despite the fact that the Incubator is part of the aforementioned arrangement with the income tax authority, the provisions of sub-paragraph (1) and (2) above shall also apply in the event a restriction is imposed under Israeli tax laws.

(4)
The agreement outlined in this section above shall also apply in the event the Offering is carried out in a different format, using the services of the aforementioned Offering consultant as stated in section 10 below; however it shall not apply in the case of an offering or capital-raising that is not carried out through the said offering consultant and/or someone on his behalf, nor shall it apply to any other offering that might take place should the Offering referred to in this agreement not come to fruition and the Company shall decide to undertake a different offering procedure.

(5)
To remove all doubt, the rights of the Incubator according to this section shall apply even in a case in which, prior to the Offering, the Incubator transfers, subject to the provisions of the Company’s Articles of Incorporation, its shares in the Company to a third party and in the said case the third party transferee shall be entitled to rights under this section following the Offering (should it occur).  However, the said rights shall become void in the case where the shares are sold to a third party after the Offering.

6.1.5.
The Company is aware of the shareholders’ agreement and undertakes to act to implement its provisions with regard to the relations between the Current Shareholders regarding the registration rights of the Company shares for trade and sale, as described above and in the agreement between the shareholders.

6.2.
It is hereby clarified that as part of the tax arrangement regarding the transfer of the shares of the Company shareholders to the Offered Company prior to the Offering process, there may be provisions that restrict the shareholders, including a two-year restriction on the sale of shares in the Offered Company, and a provision regarding the ownership of shares of shareholders in the Offered Company by the Trustee they appoint and who shall be responsible for the payment of tax in the event the shares are sold.  The Company shall act such that as part of the shareholders agreement described in section 6.1.3 above, the Current Shareholders shall agree to the provisions of the tax arrangement and these shall not be used as grounds for their disapproval of the Offering, and all subject to the provisions of section 6.1.4(3) regarding the Incubator.  This agreement is contingent upon the signing of the agreement between the shareholders as described above in section 6.1.3 and subject to the provisions of section 13.7 below

7.	Hiring Personnel and Service Providers During the Interim Period (until the Offering)

Subject to an undertaking by Microdel as described in section 8 below, and subject to the signing of an employment agreement that meets with the Company’s satisfaction, the Company agrees to act in order to fill the following positions and under the following conditions:

7.1.
The Company shall act to locate a director-general for the Company, whose identity and terms of employment (including the wording of the contract signed with him) shall be approved by the Company’s board of directors and who will work until the execution of the Offering, the scope of which shall be a part-time position.

7.2.
The Company shall act to locate a Vice-president of Finances and a Vice-president of Technology, whose identity and terms of employment (including the wording of the contract signed with him) shall be approved by the Company’s board of directors and who will work until the execution of the Offering, the scope of which shall be part-time positions.

The aforementioned officers, as a condition of their employment, shall sign employment agreements that are worded and with conditions, including employment terms, that shall be approved by the Company’s board of directors after consulting with the Company’s legal advisor.

It is hereby clarified and agreed that the Company responded to Microdel’s request to engage these employees and to pay them their wages only on condition and provided that the provisions of section 8 below have been fulfilled, and in a manner such that the funding for the hiring of these employees until the Offering and/or until the Final Date (as extended, if extended) in the event the Offering fails to be executed, shall be financed by Microdel, whether from the investment monies that the Private Investors deposited into the Special Account in amounts that exceeded the Offering expenses that were not contingent upon the success of the Offering, which the Company imposed upon itself at Microdel’s request, as stated above; or whether from monies received for this purpose by the Company from Microdel (and which do not endow Microdel with the right to receive additional shares in the Company, whether the Offering shall be a success or a failure).

7.3.
The Company shall appoint service providers, at Microdel’s expense, as stated and under the conditions set forth in section 8.11 below, who will supervise the Offering process; and the contractual agreements shall include a provision that if the Offering process shall fail or cease for whatever reason whatsoever, the contractual agreements shall be terminated immediately.  The wording of the said contractual agreements with the services providers shall be authorized by Microdel and shall be approved by Microdel and by the Company.

8.	Continued Financing of the Company’s Ongoing Activities

Microdel hereby undertakes, absolutely and unconditionally, to finance the Company’s ongoing activity for the period until the Final Date (and extensions as described above, if extended) at the fixed monthly rate of USD 10,000 per month (hereinafter, “the Fixed Monthly Amount”).  Microdel shall deposit, at the signing of this contract, post-dated checks in the amount cited above, each check dated for the first of the month for the period between April 1, 2009 and until November 30, 2009.  (It is hereby clarified that should the Offering process be terminated for any reason prior to November 30, 2009, checks that have not been cashed that related to the ongoing financing pursuant to the period up until November 30, 2009 shall be returned, at Microdel’s request, to Microdel, and provided there are no financial obligations relating to these sums).  Furthermore, Microdel shall finance the cost of employing the personnel hired to work for the Company, as stated in section 7 above (hereinafter, “Amount of Funding for the Interim Period”).  The Amount of the Funding for the Interim Period may be covered by using the monies deposited in the Special Account from the funds invested by the Private Investors, provided that at any given time the balance in the Special Account shall be sufficient to cover all of the Company’s undertakings to third parties that are not contingent upon the outcome of the Offering.  It is clarified that sums that are paid by Microdel for the purpose of financing the employment of personnel hired in accordance with section 7 above pursuant to the period until the completion of the Offering shall not endow Microdel with the right to receive shares in the Company and the Company shall not be obligated to return it, and this amount shall be in addition to the minimum monthly sum of USD 10,000 as described above and in additional to ongoing financing as described below.  The sum of the Amount of Funding for the Interim Period (but not including funding for personnel and service providers hired as described in section 7 above), provided it has been redeemed and paid, shall be considered as an investment by Microdel in the Company and shall entitle Microdel to Company shares in accordance with the principles of the Primary Agreement.  The Amount of USD 80,000 for Interim Funding for the period of April-November 2009 shall be taken into account as part of the Conditional Shares and shall not entitle Microdel to any additional shares.

It is hereby clarified that financing for the Company’s ongoing activity during the period until the Offering date may exceed the monthly sum of USD 10,000.  Funding shall be carried out by Microdel and/or other shareholders.  In the event additional shareholders other than Microdel cannot be found to finance the Company’s activities, Microdel undertakes to finance the Company’s activities to the extent necessary in order to continue its operations on the one hand, and to ensure the success of the Offering on the other hand, provided that any expense funded by Microdel shall be part of the work plan until the Offering date.  This work plan shall be prepared by Microdel, the Company’s director-general and Golan Gilead.

9.	Appointing an Attorney and an Accountant to Execute the Offering and Changing the Composition of the Board of Directors, including the Chairman of the Board

9.1.
The Company shall resolve, through the Company’s board of directors, to appoint Adv. Jerry Gruenbaum from the United State to serve as the attorney who will lead the company, and will sign a contract with him as appearing in Appendix “9.1” of this agreement, and provided that Microdel makes certain to deposit, in advance, the sum of USD 52,500 into the Special Account (including investment monies from the Private Investors), plus VAT as applicable under the law.

9.2.
The Company shall resolve, through the Company’s board of directors, to appoint the firm of Gai, Goffer, Yahav, Guilman, Udem & Co. CPAs (hereinafter, “CPA Mario”) as the Company controller and the firm of HLB CPA Canada as the controller for the Offering; and if the Offering is completed successfully the total fee for its work on the Offering process shall be USD 35,000.  CPA Eitan Mond shall continue to serve as the Company’s accountant during the interim period until the Final Date.  It is hereby clarified that the agreement for payment of the fees for CPA Mario or any foreign accountant working on his behalf or assisting him in with the Offering shall be signed between the Company and the aforementioned CPAs, provided that the fee pursuant to the Offering process and which is not contingent upon the outcome of the Offering are first deposited into the Special Account by Microdel.  Microdel undertakes that until the sums of money needed to pay the CPA’s fees are deposited into the Special Account, it shall assume the payment of the fees (that are not contingent upon the outcome of the Offering) to the said CPAs, provided that the sum of the Company’s participation in the Offering expenses in the event of the success of the Offering shall not exceed the sum of the expenses that are contingent upon the success of the Offering.

9.3.
To the extent that this is within the Company’s power, the Company shall act such that the composition of the board of directors ahead of the Offering shall be changed and shall be as outlined in Appendix 9.3; and the Company, with the assistance of Microdel, shall act, as may be necessary, to change the composition of the board of directors and to appoint outside advisors to the board of directors.  The number of directors and outside advisors and their identity shall be agreed upon separately.

It is hereby agreed that in any event the appointment shall be made in exchange for a letter of agreement to serve as a director, which shall be signed by every said director and advisor.  Until the completion of the Offering the directors and the advisors shall not be entitled to receive any wages whatsoever.  The voting power of each director shall be as appears in the Company’s Articles of Incorporation.

9.4.
The Company shall act so that its shareholders, in accordance with the powers granted by the Articles of Incorporation, shall appoint Mr. Yossi De Levie as chairman of the board of directors.  The Company’s board of directors shall be permitted, by an ordinary majority, to replace the chairman of the board.  The directors appointed by Microdel shall not participate in this vote.  Subject to the above provisions regarding the right of the board of directors to replace the chairman, it is hereby agreed that if the Offering does not go into effect the position of the chairman of the board shall become void and the board of directors shall appoint another chairman to replace Mr. De Levie.

9.5.
Furthermore, so long as the Offering process remains unchanged, two directors shall be appointed to the Company’s board of directors as per Microdel’s request – Mr. Yossi De Levie and Mr. Alon Tzifroni, and this despite the fact that according to the Company’s Articles of Incorporation Microdel is not permitted to appoint two directors, but rather only one director.  It is clarified that the weight attributed to the votes of the two directors together shall be the same as the relative weight of the number of Unconditional Shares relative to the total number of Company shares allocated.  Should the Offering process fail Microdel’s right in this regard shall become void immediately, its directors shall cease to serve as such and Microdel shall be entitled to appoint directors in accordance with the Company’s Articles of Incorporation, and this shall be the case in the event the Offering is successful.  In the event the Offering is successful this section shall become void and the appointment of the directors shall be according to the Company’s Articles of Incorporation.

10.	Appointing the Offering Consultant

The Company’s board of directors shall resolve to appoint a company to represent Microdel (above and hereinafter, “the Consultant” or “the Offering Consultant”) and to consult and direct the Offering; and undertakes during the period of time until the Final Date not to contract with any other entity for the purpose of executing the Offering unless the Offering Consultant informs us that he is no longer handling the Offering process or in fact ceases to handle and/or promote the Offering, in accordance with an agreement to be approved by the Company’s board of directors and which shall include the provision that the Company shall not make any undertakings vis-à-vis the Offering Consultant whatsoever and shall not pay him a salary or grant him any benefit pursuant to his services, except for the issuing of shares of stock if the Offering is successful, and provided that these shares shall be less than the number of Conditional Shares as understood above.  Furthermore, the Company shall sign the agreement appointing the Offering Consultant for this period, whose formulation shall be approved by the Company’s board of directors and shall be subject to the provisions of this agreement.

11.	Appointing the firm of Shekel and Associates as the Offering Attorney

The Company’s board of directors shall resolve to appoint the firm of Shekel and Associates as the attorney handling the Offering, provided that Adv. Shekel shall confirm in writing that his fee shall not be paid by the Company and the he shall not have any claim and/or dispute against the Company with regard to his fee.  The Company shall also appoint Adv. Lieor Schops from the firm of Ayal Shenhav and Company (hereinafter, “the Consulting Attorney”) as the attorney to advise the Company’s board of directors on all matters pertaining to the preparation and contents of the prospectus, and as an expert in public offerings in the United States.  In any case it is hereby agreed that the fee for Adv. Shekel and the Consulting Attorney shall be paid by Microdel, which shall be permitted to pay him from the Special Account provided that the Special Account shall actually have sufficient funds to cover all of the Company’s undertakings related to the Offering.  In the event that the Special Account does not have sufficient funds as stated, Microdel shall pay the fee for the Consulting Attorney, and any other expense related to the Offering process, from its own sources.

12.	Approving the Business Plan and Arranging for Liability Insurance for the Officers

12.1.
The Company undertakes to examine the business plan prepared by Microdel, to make any comments it may have and to approve it following its correction, as such correction may be required; to submit it to American funds and institutions once it has been determined that the information contained therein faithfully reflects the facts and the Company’s status and that its remarks and criticisms have been amended.  The Company shall be entitled to perform the said examination through the Consulting Attorney.  The parties have chosen the Consulting Attorney for this matter, and the scope of his employment shall be defined by the Company.  The Company’s representatives, including members of its board of directors, shall be permitted to contact the Consulting Attorney directly and to ask him for clarifications and answers to their questions.  The cost of the Consulting Attorney’s fee shall be paid by Microdel as stated in section 11 above out of the monies in the Special Account, provided that the Special Account shall actually have sufficient funds to cover all of the Company’s undertakings related to the Offering.  In the event that the Special Account does not have sufficient funds as stated, Microdel shall pay the fee for the Consulting Attorney, and any other expense related to the Offering process, from its own sources.   The Company shall make every effort to approve the business plan not later than June 18, 2009, provided this is possible in terms of the Company’s attorney and the Consulting Attorney.

12.2.
The parties undertake to take out liability insurance for the officers, which will insure the liability of the Company’s officers including their involvement in the Offering process, in the amounts that are standard in these types of proceedings and in accordance with the opinion of the Consulting Attorney.  The policy will be issued upon approval of the Offering by the American Securities and Exchange Commission, and shall be a prerequisite for executing the offering.  The officers’ liability insurance shall be issued by the Offering date in the amounts and with coverage as required by the Offering process as advised by the Consulting Attorney, and Microdel shall assume the costs of the said officers’ insurance until the Offering date from the monies deposited in the Special Account, provided that this account shall have sufficient funds to pay the expenses that are not contingent on the outcome of the Offering which the Company has undertaken to pay.

13.	General

13.1.
The parties shall cooperate with each other for the purpose of executing the Offering; however, it is hereby agreed that the Company’s consent to cooperate with Microdel to execute the Offering does not constitute its consent to any demand that may be raised in the future by professionals hired and chosen by Microdel to direct the Offering and/or its consent to any demand that may be raised by the institutional investors.  Should the Company refuse to respond to a demand that may be raised in the future, even if such refusal should impede the execution of the Offering, Microdel shall not be entitled to any relief whatsoever against the Company, its officers and/or its shareholders; and these entities are aware that the risk regarding non-execution of the Offering is solely Microdel’s.  Nevertheless, it is hereby agreed that the Company shall not refuse to respond to future demands on unreasonable grounds.  It is hereby clarified that even if the arbitrator shall determine that the board of directors refused Microdel’s demand on unreasonable grounds, the only relief that Microdel shall be entitled to receive, as final and exhaustive relief, shall be against the Company only, according to which the sums actually paid by Microdel to third parties (less a sum of USD 55,000 by which the Company shall indemnify Microdel pursuant to its participation in the cost of the Offering Consultant as stated in section 13.3, to the extent the said amount is paid as indemnification in accordance with the terms of the said section), but not more than USD 80,000 for the purpose of executing the Offering, shall be calculated as the sum of its investment in the Company; and in exchange for this sum, Microdel shall be entitled to shares in the Company in accordance with the key set forth in the Primary Agreement.  It is clarified that the aforementioned shall not constitute accepted compensation but rather a limitation on the Company’s liability in the event it is decided that the response by the Company’s board of directors to Microdel’s demands regarding the Offering process were not reasonable or logical.  Moreover, in addition to the said offering of shares, Microdel shall be entitled to withdraw in such a case the funds remaining in the Special Account beyond those unconditional amounts the Company undertook to pay to third parties (monies in the Special Account earmarked to cover the Company’s undertakings to third parties shall not be returned to Microdel).  The abovementioned in this section is the final relief available to Microdel subject to the provisions of section 13.3 below.  In any case and in no case shall Microdel have any claims or disputes against members of the board of directors or the Company’s shareholders.

13.2.
In the event the Offering process does not result in an offering by the Final Date, for any reason whatsoever, Microdel shall pay all of the Offering expenses, without exception, beyond the sums deposited in the Special Account; and shall indemnify the Company for any claim brought against it in connection with undertakings assumed by the Company, at Microdel’s request, to pay sums related to the Offering process (beyond the sums found in the Special Account).  In such a case Microdel shall have no claims and/or demands against the Company and/or against any of its offers, except as stated above in this sub-section; and Microdel shall not have any right to invest monies in the Company in exchange for shares of Company stock.  The Primary Agreement will be terminated, the Conditional Shares will be transferred by the Trustee to the Current Shareholders (except for Microdel) as stated above in section 3.2 and Microdel shall be entitled to continue to own only the Unconditional Shares.  And all of these stipulations are subject to the provisions of section 13.1 above and section 13.3 below – reliefs Microdel may receive from the Company only in the cases described in the said sections.  Beyond the reliefs described in these sections, Microdel shall have no right to any relief vis-à-vis the Company; with regard to its officers and its shareholders, Microdel shall not have the right to any relief whatsoever, in any case.

13.3.
Notwithstanding the stipulations of section 13.2 above, in this section it is agreed that, subject to the fulfillment of Microdel’s undertakings in this agreement, including payment of the Funding for the Interim Period, in the event the Offering process is terminated because the Company’s board of directors initiates a decision to halt the process prior to the Final Date due to the Company’s desire to convert the Offering process into an alternative process to raise capital funding (hereinafter, “Initiated Termination due to Alternative Capital Raising”); or in the case where the Company deliberately obstructs the Offering process with a clear intention to thwart the Offering (hereinafter, “Deliberate Termination”), then the provisions of section 13.1 above shall apply (that is, additional shares will be issued to Microdel pursuant to the sums it actually paid to finance the Offering less the sum of USD 55,000, up to a ceiling as specified in this sub-section, and the balance of the monies in the Special Account will be returned to Microdel regarding sums the Company did not undertake to pay to third parties); additionally, the company shall indemnify Microdel in the amount of USD 55,000 in order to pay compensation to the Consultant.; and this compensation amount shall be paid, in the event of an Initiated Termination due to Alternative Capital Raising, only from the monies received through the said alternative capital raising.  The burden of proof in the event of a Deliberate Termination shall be a greater burden of proof and shall apply to Microdel, while hereby clarifying that only the objection of the Company and/or its officers and/or any of its shareholders to the demands that have been expressly agreed to in this contract, or new, inconsequential demands that are raised about the Offering that imply minor restrictions but which do not jeopardize at all, or jeopardize only slightly, the rights of the shareholders and/or the Company and which causes the termination of the Offering process – shall be considered a Deliberate Termination.  The amount of the compensation contained in this section shall be the final and exhaustive compensation, and except for this Microdel shall have no right to claim and/or right to relief of any kind vis-à-vis the Company and its officers.  This relief is a relief that Microdel is entitled to receive from the Company only, and not from its officers.  The provisions of this section replace any decision and/or undertaking and/or document, if any, relating to an undertaking for compensation to Microdel in the event the Offering process is terminated.

13.4.
Microdel states that the institutional bodies that are slated to invest funds in the Offered Company have not raised any demands regarding the lock-up period that will apply to the shares of all the Current Shareholders in the Company, such that the lock-up period shall not extend beyond the period required by American law and the provisions of the Israeli Income Tax Ordinance, without any additional period of time.  Microdel further states that it has been made clear by the Consultant that the registration rights for the shares of the Current Shareholders in the Offered Company shall be identical to the registration rights of the institutional shareholders.

13.5.
In the event of a dispute regarding the interpretation, implementation or fulfillment of this agreement and any other matter related thereto, the parties are authorized to appoint an acceptable arbitrator to serve as sole judge.  In the event the parties cannot agree between themselves regarding the identity of the arbitrator within 14 days after either party requests to appoint an arbitrator, then the arbitrator shall be appointed by the chairperson of the Tel Aviv district of the Israel Bar Association after being contacted by either of the parties.  The arbitrator shall not be bound by the laws of evidence or the rules of procedure, and shall not be required to justify his ruling.  It is hereby clarified that the only relief to which Microdel is entitled vis-à-vis the Company shall be the reliefs cited in sections 13.1 and/or 13.2 above, and that aside from realizing these reliefs Microdel shall not be entitled to any relief.

13.6.
Microdel shall be entitled to decide at any time to terminate the Offering process, without the Company and/or any of its shareholders having any grounds for suit against Microdel or anyone it its behalf; provided that Microdel assumes all of the expenses, without exception, that were caused and may be caused to the company as a result of the Offering process.

13.7.	Section 6 of the Primary Agreement shall be voided, and upon signing this agreement, Microdel shall not have the right to invest any monies in the Company according to the Primary Agreement.

13.8.
Microdel knows that his agreement is contingent upon the signing of an agreement between the shareholders who agree, unanimously, to execute the Offering in the manner described in this agreement, and to the restrictions and impediments contained therein (hereinafter, “the Suspending Condition”).  Non-fulfillment of the Suspending Condition shall not constitute a breach of this contract by the Company and shall not entitle Microdel to any relief whatsoever; however, if the Suspending Condition is not fulfilled by June 30, 2009, this Agreement shall be considered null and void and the parties shall have not claims or demands one against the other in connection with the Offering process.

And in witness thereof the parties have affixed their signatures

Baby’s Breath, Ltd.	Microdel, Ltd.

טבלת מניות נוכחית

Investor	Total No. of shares	Holding Precentage	Options	Holdings - Dilution	Percents - Dilution	Last Date of Options Exercise	Total-Sum of invements (in Dollars)	Date of Investmant
Dr. Israel Amirav	1,658.0	7.35%		1,658.0	7.35%		Founder	
Prof. David Groshar	1,222.0	5.42%		1,222.0	5.42%		Founder	
Assaf Halamish	3,533.0	15.67%		3,533.0	15.67%		Founder	
GPI	2,717.0	12.05%		2,717.0	12.05%		610,555 INS	July 30, 2002
Prof Michaelis Newhouse	870.0	3.86%		870.0	3.86%		Founder	
Life Support	8,453.0	37.49%		8,453.0	37.49%		$443,000	Apr 4, 2004
Ramport Finance	3,530.0	15.66%		3,530.0	15.66%		$ 150,000	Nov 27, 2005
A.M. Maagal Marketing & Business Development Ltd.	564.0	2.50%		564.0	2.50%			
Total	**22,547.0**	**100.00%**	**0.0**	**22,547.0**	**100.00%**			

טבלת מניות להסכם מיקרודל-בייביס ברת'

Investor	Total No. of shares	Holding Precentage	Options	Holdings - Dilution	Percents - Dilution	Last Date of Options Exercise	Total-Sum of invements (in Dollars)	Date of Investment
Dr. Israel Amirav	1,658.0	4.94%		1,658.0	4.94%		Founder	
Prof. David Groshar	1,222.0	3.64%		1,222.0	3.64%		Founder	
Assaf Halamish	3,533.0	10.52%		3,533.0	10.52%		Founder	
GPI	2,717.0	8.09%		2,717.0	8.09%		610,555 INS	July 30, 2002
Prof Michaelis Newhouse	870.0	2.59%		870.0	2.59%		Founder	
Life Support	8,453.0	25.16%		8,453.0	25.16%		$443,000	Apr 4, 2004
Ramport Finance	3,530.0	10.51%		3,530.0	10.51%		$ 150,000	Nov 27, 2005
A.M. Maagal Marketing & Business Development Ltd.	564.0	1.68%		564.0	1.68%			
Microdel (מניות מוקצות)	375.0	1.12%		375.0	1.12%			
Microdel (מניות מותנות בהצלחת ההנפקה)	8,699.0	25.90%		8,699.0	25.90%			
Microdel (מניות מותנות בהעברת 80,000$ למוביל עיסקי)	467.0	1.39%		467.0	1.39%		$ 314,000	
Others	1,503.0	4.47%		1,503.0	4.47%		$80,000	
Total	**33,591.0**	**100.00%**	**0.0**	**33,591.0**	**100.00%**		$ 150,000	

בייביס ברת' בע"מ
BABY'S BREATH LTD.
ח.פ. 513076943

MICRODEL Ltd.
מיקרודל בע"מ
ח.פ. 513577874

מצב לפני ההנפקה - הצגה לקרנות

Investor	Total No. of shares	Holding Precentage	Options	Holdings - Dilution	Percents - Dilution	Last Date of Options Exercise	Total-Sum of invements (In Dollars)	Date of Investment
Dr. Israel Amirav	1,658.0	4.95%		1,658.0	4.95%		Founder	
Prof. David Groshar	1,222.0	3.65%		1,222.0	3.65%		Founder	
Assaf Halamish	3,533.0	10.55%		3,533.0	10.55%		Founder	
GPI	2,717.0	8.11%		2,717.0	8.11%		610,555 INS	July 30, 2002
Prof Michaelis Newhouse	870.0	2.60%		870.0	2.60%		Founder	
Life Support	8,453.0	25.24%		8,453.0	25.24%		$443,000	Apr 4, 2004
Ramport Finance	3,530.0	10.54%		3,530.0	10.54%		$ 150,000	Nov 27, 2005
A.M. Maagal Marketing & Business Development Ltd.	464.0	1.39%		464.0	1.39%		Finder Fee	
Microdel	9,541.0	28.49%		9,541.0	28.49%		$ 86,000 $ 228,000 $ 80,000	May 15, 2008 April 26, 2009 June 30, 2009
Others	1,503.0	4.49%		1,503.0	4.49%		$ 150,000	April 25, 2009
Total	33,491.0	100.00%	0.0	33,491.0	100.00%			

בייביס ברת' בע"מ
BABY'S BREATH LTD
513076943 ח.פ.

MICRODEL Ltd
מיקרודל בע"מ
513577874 ח.פ.

Court Square Building
116 Court Street, Suite 707
New Haven, Connecticut 06511

888.760.7770 Toll Free	Hedge Funds, Securities, Corporate,
203.222.9333 Tel	Tax, International, Mergers and
203.226.8645 Fax	Acquisitions and Related Matters
secattorneys.com	* * *

April 23, 2009

Sent by e-mail

Yossi DeLevi,
Chairman Baby’s Breath Ltd Ha’hadas St.
Bldg #5 North Industrial Area
P.O.B 42
Or-Akiva 30600, Israel

Re: Legal Retainer for Taking Company Public in the United States

Dear Mr. DeLevi:

This letter sets forth our understanding whereby you have engaged this firm to represent Baby’s Breath Ltd, an Israeli company, (the “Company”) in connection with going public in the United States on the Over-the-Counter Bulletin Board [OTC:BB] by our preparation and filing on your behalf a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”); engaging a Market Maker and preparing the Form 15c-21 1, incorporating a parent company in the United States under the name New-Air, Inc.; initial set-up with the transfer agent, engaging a qualified Certified Public Accounting firm to perform the audit, and all filings and EDGAR work (the “Matters”). In connection with the foregoing, our understanding and agreement is as follows:

In connection with the foregoing, our understanding and agreement is as follows: 1. Included in our fee, we will:
a.	Draft, file and pay the fees to incorporate a parent company New-Air, Inc. in the United States, in the State of Delaware or Maryland (your choice).
b.
Provide you with a choice of at least three PCAOB qualified CPA firm to perform the audit of the company going public. You may choose one of these firms or may choose one of your own choices. The audit fees are to be negotiated between the Company and the audit firms and are not part of the services we provide.

Yossi DeLevi, Chairman
Baby's Breath Ltd.
April 23, 2009
Page two

c.	Draft the Form S-1, EDGARize the Form S-1, file and pay the fees with the SEC for registration up to $10,000,000 of shares.
d.	Setup and pay the initial costs for a licensed transfer agent.
e.	Draft the Form 15c-21 1 and file through a registered Market Maker – probably Westminster Securities Corporation with the NASD.
f.
Introduce the newly formed public companies to additional financing and provide the legal services required to undertake the outside financing as needed including PIPE, PPM and Option Plan Agreements for the newly formed companies.

g.	On a best efforts basis we will assist you to prospect investors, underwriters, transfer agents, and Investor Relations/Public Relations companies.
h.	We anticipate the time frame to complete the above services to be around six months.

2. We will undertake this Matter on a flat fee of $100,000. Such amount shall be payable as follows: (i) $15,000 with the signing of this Agreement, (ii) $37,500 when the S-1 is filed with the SEC and the 15c-21 1 is filed by the Market Maker and (iii) $47,500 subject to and only when New-Air, Inc. has a trading symbol, is listed on and is trading on the OTC:BB.

3. At your request, we may also undertake to represent you with respect to the ongoing legal services and ongoing filing requirements for New Air, Inc. once you are public, reporting and trading. These filings include the Form 10-Q for the three Quarterly Reports, the Form 10-K Annual Report, the Form 8-K throughout the year for Current Reports, as well as the various other miscellaneous reports including the EDGAR filing services. We will undertake this Matter on a flat fee of $50,000 per year.

4. The fees set forth above includes our out-of-pocket and incidental costs and expenses such as photocopying, filing fees, computer research fees, messenger or express delivery charges, EDGAR service fees and the like.

5. This Agreement shall be governed by the laws of the State of Connecticut and venue for any action hereunder shall be in Fairfield County, Connecticut. In the event there is a fee dispute, you may be entitled to have the dispute resolved through arbitration in Fairfield County, Connecticut. Connecticut law shall apply.

Yossi DeLevi, Chairman
Baby's Breath Ltd.
April 23, 2009
Page three

If this arrangement meets with your approval, please countersign in the space provided below and return the countersigned letter to us as soon as possible.

Thank you and we look forward to a successful working relationship.

Very truly yours, SEC ATTORNEYS, LLC

By:	/s/ Jerry Gruenbaum
Jerry Gruenbaum, Esquire

Agreed and Accepted this 5th day of July, 2009

/s/ Yossi DeLevi
Yossi DeLevi, Chairman